Exhibit 99.2

DOLLY VARDEN SILVER CORPORATION

SHARE OPTION PLAN

Amended and Restated on May 18, 2017

ARTICLE 1

PURPOSE AND INTERPRETATION

Purpose

1.1 The purpose of this Plan is to advance the interests of the Company by encouraging equity participation in the Company through the acquisition of Common Shares of the Company. It is the intention of the Company that this Plan will at all times be in compliance with TSX Venture Policies (or, if applicable, NEX Policies) and any inconsistencies between this Plan and TSX Venture Policies (or, if applicable, NEX Policies) will be resolved in favour of the latter.

Definitions

1.2 In this Plan

(a) Acquiring Person means, any Person who is the beneficial owner of twenty percent (20%) or more of the outstanding Common Shares of the Company;

(b) Affiliate means a company that is a parent or subsidiary of the Company, or that is controlled by the same entity as the Company;

(c) Associate has the meaning set out in the Securities Act;

(d) Black-out Period means an interval of time during which the Company has determined that one or more Participants may not trade any securities of the Company because they may be in possession of undisclosed material information pertaining to the Company, or when in anticipation of the release of quarterly or annual financials, to avoid potential conflicts associated with a company’s insider-trading policy or applicable securities legislation, (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Company or in respect of an Insider, that Insider, is subject);

(e) Board means the board of directors of the Company or any committee thereof duly empowered or authorized to grant Options under this Plan;

(f) Change of Control Event has the meaning given to it in §3.13;

(g) Common Shares means the common shares of the Company;

(h) Company means Dolly Varden Silver Corporation and its successors;

(i) Consultant means an individual or Consultant Company, (other than an Employee, Officer or Director) that:

(i) provides on an ongoing bona fide basis, consulting, technical, managerial or like services to the Company or an Affiliate of the Company, other than services provided in relation to a Distribution;

(ii) provides the services under a written contract between the Company or an Affiliate and the individual or the Consultant Company;

(iii) in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the business and affairs of the Company or an Affiliate of the Company; and

(iv) has a relationship with the Company or an Affiliate of the Company that enables the individual or Consultant Company to be knowledgeable about the business and affairs of the Company;

(j) Consultant Company means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner;

(k) Directors means the directors of the Company as may be elected from time to time;

(l) Discounted Market Price has the meaning assigned by Policy 1.1 of the TSX Venture Policies;

(m) Disinterested Shareholder Approval means approval by a majority of the votes cast by all the Company’s shareholders at a duly constituted shareholders’ meeting, excluding votes attached to Common Shares beneficially owned by Insiders who are Service Providers or their Associates;

(n) Distribution has the meaning assigned by the Securities Act, and generally refers to a distribution of securities by the Company from treasury;

(o) Effective Date for an Option means the date of grant thereof by the Board;

(p) Effective Time means, in relation to a Change of Control Event, the time at which the Change of Control Event is, or is deemed to have been, completed;

(q) Employee means:

(i) an individual who is considered an employee of the Company or a subsidiary under the Income Tax Act Canada (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

(ii) an individual who works full-time for the Company or a subsidiary thereof providing services normally provided by an employee and who is subject to the same control and direction by the Company or a subsidiary over the details and methods of work as an employee of the Company or a subsidiary, but for whom income tax deductions are not made at source; or

(iii) an individual who works for the Company or a subsidiary on a continuing and regular basis for a minimum amount of 20 hours per week providing services normally provided by an employee and who is subject to the same control and direction by the Company or a subsidiary over the details and methods of work as an employee of the Company or a subsidiary, but for whom income tax deductions are not be made at source;

(r) Exchange Hold Period has the meaning assigned by Policy 1.1 of the TSX Venture Policies;

(s) Exchanged Share means a security that is exchanged for a Common Share in a Change of Control Event;

(t) Exchanged Share Price means the product of the Common Share to Exchanged Share ratio multiplied by the five day volume weighted average price of the Exchanged Shares on an exchange for the period ending one day prior to the Effective Time of the Change of Control Event, or, in the case of Exchanged Shares that are not listed or quoted for trading, the fair value of those Exchanged Shares, as determined by the Board as of the day immediately preceding the Effective Time of the Change of Control Event;

(u) Exercise Price means the amount payable per Common Share on the exercise of an Option, as determined in accordance with the terms hereof;

(v) Expiry Date means the day on which an Option lapses as specified in the Option Commitment therefor or in accordance with the terms of this Plan;

(w) In the Money Amount means: (a) in the case of a Change of Control Event in which the holders of Common Shares will receive only cash consideration, the difference between the Exercise Price and the cash consideration paid per Common Share pursuant to that Change of Control Event; (b) in the case of a Change of Control Event in which the holders of Common Shares will receive Exchanged Shares, the difference between the Exercise Price and the Exchanged Share Price; or (c) in the case of a Change of Control Event in which the holders of Common Shares will receive cash consideration and Exchanged Shares, the difference between the Exercise Price and the sum of the cash consideration paid per Common Share plus the Exchanged Share Price.

(x) Insider means an insider as defined in the TSX Venture Policies or as defined in the Securities Act;

(y) Investor Relations Activities has the meaning assigned by Policy 1.1 of the TSX Venture Policies;

(z) Management Company Employee means an individual employed by a Person providing management services to the Company which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a Person engaged in Investor Relations Activities;

(aa) NEX means a separate board of the TSX Venture for companies previously listed on the TSX Venture or the Toronto Stock Exchange which have failed to maintain compliance with the ongoing financial listing standards of those markets;

(bb) NEX Issuer means a company listed on NEX;

(cc) NEX Policies means the rules and policies of NEX as amended from time to time;

(dd) Officer means a Board appointed officer of the Company;

(ee) Option means the right to purchase Common Shares granted hereunder to a Service Provider;

(ff) Option Commitment means the notice of grant of an Option delivered by the Company hereunder to a Service Provider and substantially in the form of Schedule A attached hereto;

(gg) Optioned Shares means Common Shares that may be issued in the future to a Service Provider upon the exercise of an Option;

(hh) Optionee means the recipient of an Option hereunder;

(ii) Outstanding Shares means at the relevant time, the number of issued and outstanding Common Shares of the Company from time to time;

(jj) Participant means a Service Provider that becomes an Optionee;

(kk) Person includes a company, any unincorporated entity, or an individual;

(ll) Plan means this share option plan, the terms of which are set out herein or as may be amended;

(mm) Plan Shares means the total number of Common Shares which may be reserved for issuance as Optioned Shares under the Plan as provided in §2.2;

(nn) Regulatory Approval means the approval of the TSX Venture and any other securities regulatory authority that has lawful jurisdiction over the Plan and any Options issued hereunder;

(oo) Securities Act means the Securities Act, R.S.B.C. 1996, c. 418, or any successor legislation;

(pp) Service Provider means a Person who is a bona fide Director, Officer, Employee, Management Company Employee or Consultant, and also includes a company that is wholly-owned by a Service Provider;

(qq) Share Compensation Arrangement means any Option under this Plan but also includes any other stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to a Service Provider;

(rr) Shareholder Approval means approval by a majority of the votes cast by eligible shareholders of the Company at a duly constituted shareholders’ meeting;

(ss) Take Over Bid means a take over bid as defined in Multilateral Instrument 62-104 (Take-over Bids and Issuer Bids) or the analogous provisions of securities legislation applicable to the Company;

(tt) TSX Venture means the TSX Venture Exchange and any successor thereto; and

(uu) TSX Venture Policies means the rules and policies of the TSX Venture as amended from time to time.

Other Words and Phrases

1.3 Words and phrases used in this Plan but which are not defined in the Plan, but are defined in the TSX Venture Policies (and, if applicable, the NEX Policies), will have the meaning assigned to them in the TSX Venture Policies (and, if applicable, NEX Policies).

Gender

1.4 Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

ARTICLE 2

SHARE OPTION PLAN

Establishment of Share Option Plan

2.1 The Plan is hereby established to recognize contributions made by Service Providers and to create an incentive for their continuing assistance to the Company and its Affiliates.

Maximum Plan Shares

2.2 The maximum aggregate number of Plan Shares that may be reserved for issuance under the Plan at any point in time is 10% of the Outstanding Shares at the time Plan Shares are reserved for issuance as a result of the grant of an Option, less any Common Shares reserved for issuance under share options granted under Share Compensation Arrangements other than this Plan, unless this Plan is amended pursuant to the requirements of the TSX Venture Policies (and, if applicable, NEX Policies).

Eligibility

2.3 Options to purchase Common Shares may be granted hereunder to Service Providers of the Company from time to time by the Board. Service Providers that are not individuals will be required to undertake in writing not to effect or permit any transfer of ownership or option of any of its securities, or to issue more of its securities (so as to indirectly transfer the benefits of an Option), as long as such Option remains outstanding, unless the written permission of the TSX Venture and the Company is obtained.

2.4 With respect to any Options granted to Employees, Consultants or Management Company Employees, the Company and the Optionee will represent and confirm that the Optionee is a bona fide Employee, Consultant or Management Company Employee, as the case may be.

Options Granted Under the Plan

2.5 All Options granted under the Plan will be evidenced by an Option Commitment in the form attached as Schedule A, showing the number of Optioned Shares, the term of the Option, a reference to vesting terms, if any, and the Exercise Price.

2.6 Subject to specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of an Option Commitment made hereunder.

Limitations on Issue

2.7 Subject to §2.11, the following restrictions on issuances of Options are applicable under the Plan:

(a) no Service Provider can be granted an Option if that Option would result in the total number of Options, together with all other Share Compensation Arrangements granted to such Service Provider in the previous 12 months, exceeding 5% of the Outstanding Shares, unless the Company has obtained Disinterested Shareholder Approval to do so;

(b) the aggregate number of Options granted to all Service Providers conducting Investor Relations Activities in any 12-month period cannot exceed 2% of the Outstanding Shares, calculated at the time of grant, without the prior consent of the TSX Venture (or NEX, as the case may be); and

(c) the aggregate number of Options granted to any one Consultant in any 12 month period cannot exceed 2% of the Outstanding Shares, calculated at the time of grant, without the prior consent of the TSX Venture.

Options Not Exercised

2.8 In the event an Option granted under the Plan expires unexercised or is terminated by reason of dismissal of the Optionee for cause or is otherwise lawfully cancelled prior to exercise of the Option, the Optioned Shares that were issuable thereunder will be returned to the Plan and will be eligible for re-issuance.

Powers of the Board

2.9 The Board will be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder. Without limiting the generality of the foregoing, the Board has the power to

(a) allot Common Shares for issuance in connection with the exercise of Options;

(b) grant Options hereunder;

(c) subject to any necessary Regulatory Approval, amend, suspend, terminate or discontinue the Plan, or revoke or alter any action taken in connection therewith, except that no general amendment or suspension of the Plan will, without the prior written consent of all Optionees, alter or impair any Option previously granted under the Plan unless the alteration or impairment occurred as a result of a change in the TSX Venture Policies or the Company’s tier classification thereunder;

(d) determine, in accordance with §3.13 and §3.14, how to administer the Plan in connection with a Change of Control Event; and

(e) delegate all or such portion of its powers hereunder as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the Board in respect of the Plan so delegated to the same extent as the Board is hereby authorized so to do.

Amendment of the Plan by the Board of Directors

2.10 Subject to the requirements of the TSX Venture Policies and the prior receipt of any necessary Regulatory Approval, the Board may in its absolute discretion, amend or modify the Plan or any Option granted as follows:

(a) it may make amendments which are of a typographical, grammatical or clerical nature only;

(b) it may change the vesting provisions of an Option granted hereunder, subject to prior written approval of the TSX Venture, if applicable;

(c) it may change the termination provision of an Option granted hereunder which does not entail an extension beyond the original Expiry Date of such Option;

(d) it may make amendments necessary as a result in changes in securities laws applicable to the Company;

(e) if the Company becomes listed or quoted on a stock exchange or stock market senior to the TSX Venture, it may make such amendments as may be required by the policies of such senior stock exchange or stock market; and

(f) it may make such amendments as reduce, and do not increase, the benefits of this Plan to Service Providers.

Amendments Requiring Disinterested Shareholder Approval

2.11 The Company will be required to obtain Disinterested Shareholder Approval prior to any of the following actions becoming effective:

(a) the Plan, together with all of the Company’s other previous Share Compensation Arrangements, could result at any time in:

(i) the aggregate number of Common Shares reserved for issuance under Options granted to Insiders (as a group) exceeding 10% of the Outstanding Shares at any point in time;

(ii) the grant to Insiders (as a group), within a 12 month period, of an aggregate number of Options exceeding 10% of the Outstanding Shares, calculated at the date an Option is granted to any Insider;

(iii) the aggregate number of Options granted to any one Service Provider within a 12 month period exceeding 5% of the Outstanding Shares, calculated on the date an Option is granted to the Service Provider; or

(b) any reduction in the Exercise Price of an Option previously granted to an Insider.

Options Granted Under the Company’s Previous Share Option Plans

2.12 Any option granted pursuant to a stock option plan previously adopted by the Board which is outstanding at the time this Plan comes into effect shall be deemed to have been issued under this Plan and shall, as of the date this Plan comes into effect, be governed by the terms and conditions hereof.

Exercise Price

ARTICLE 3

TERMS AND CONDITIONS OF OPTIONS

3.1 The Exercise Price of an Option will be set by the Board at the time such Option is allocated under the Plan, and cannot be less than the Discounted Market Price. If the Company does not issue a news release to fix the Exercise Price pursuant to TSX Venture Policies, the Discounted Market Price is the last closing price of the Common Shares before the date of the grant.

Term of Option

3.2 An Option can be exercisable for a maximum of 10 years from the Effective Date (subject to extension in the case of a Black-out Period as described in §3.9).

Option Amendment

3.3 Subject to §2.11(b), the Exercise Price of an Option may be amended only if at least six (6) months have elapsed since the later of the date of commencement of the term of the Option, the date the Common Shares commenced trading on the TSX Venture, or the date of the last amendment of the Exercise Price.

3.4 An Option must be outstanding for at least one year before the Company may extend its term, subject to the limits contained in §3.2.

3.5 Any proposed amendment to the terms of an Option must be approved by the TSX Venture prior to the exercise of such Option.

Vesting of Options

3.6 Subject to §3.7, vesting of Options shall be at the discretion of the Board and, with respect to any particular Options granted under the Plan, in the absence of a vesting schedule being specified at the time of grant, all such Options shall vest immediately. Where applicable, vesting of Options will generally be subject to:

(a) the Service Provider remaining employed by or continuing to provide services to the Company or any of its Affiliates as well as, at the discretion of the Board, achieving certain milestones which may be defined by the Board from time to time or receiving a satisfactory performance review by the Company or any of its Affiliates during the vesting period; or

(b) the Service Provider remaining as a Director of the Company or any of its Affiliates during the vesting period.

Vesting of Options Granted to Persons Conducting Investor Relations Activities

3.7 Notwithstanding §3.6, Options granted to Persons conducting Investor Relations Activities will vest:

(a) over a period of not less than 12 months as to 25% on the date that is three months from the date of grant, and a further 25% on each successive date that is three months from the date of the previous vesting; or

(b) such longer vesting period as the Board may determine.

Effect of Take Over Bid

3.8 If a Take Over Bid is made to the shareholders generally then the Company shall immediately upon receipt of notice of the Take Over Bid, notify each Optionee currently holding an Option of the Take Over Bid, with full particulars thereof whereupon such Option may, notwithstanding §3.6 and §3.7 or any vesting requirements set out in the Option Commitment, be immediately exercised in whole or in part by the Optionee, subject to approval of the TSX Venture (or the NEX, as the case may be) for vesting requirements imposed by the TSX Venture Policies.

Extension of Options Expiring During Blackout Period

3.9 Should the Expiry Date for an Option fall within a Black-out Period, or within nine (9) business days following the expiration of a Black-out Period, such Expiry Date shall, subject to approval of the TSX Venture (or the NEX, as the case may be), be automatically extended without any further act or formality to that day which is the tenth (10th) business day after the end of the Black-out Period, such tenth business day to be considered the Expiry Date for such Option for all purposes under the Plan. Notwithstanding §2.9, the tenth business day period referred to in this §3.9 may not be extended by the Board.

Optionee Ceasing to be Director, Employee or Service Provider

3.10 Options may be exercised after the Service Provider has left his/her employ/office or has been advised by the Company that his/her services are no longer required or his/her service contract has expired, until the term applicable to such Options expires, except as follows:

(a) in the case of the death of an Optionee, any vested Option held by him at the date of death will become exercisable by the Optionee’s lawful personal representatives, heirs or executors until the earlier of one year after the date of death of such Optionee and the date of expiration of the term otherwise applicable to such Option;

(b) an Option granted to any Service Provider will expire 90 days (or such other time, not to exceed one year, as shall be determined by the Board as at the date of grant or agreed to by the Board and the Optionee at any time prior to expiry of the Option) after the date the Optionee ceases to be employed by or provide services to the Company, and only to the extent that such Option was vested at the date the Optionee ceased to be so employed by or to provide services to the Company; and

(c) in the case of an Optionee being dismissed from employment or service for cause, such Optionee’s Options, whether or not vested at the date of dismissal will immediately terminate without right to exercise same.

Non Assignable

3.11 Subject to §3.10, all Options will be exercisable only by the Optionee to whom they are granted and will not be assignable or transferable.

Adjustment of the Number of Optioned Shares

3.12 The number of Common Shares subject to an Option will be subject to adjustment in the events and in the manner following:

(a) in the event of a subdivision of Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a greater number of Common Shares, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder, in addition to the number of Optioned Shares in respect of which the right to purchase is then being exercised, such additional number of Common Shares as result from the subdivision without an Optionee making any additional payment or giving any other consideration therefor;

(b) in the event of a consolidation of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a lesser number of Common Shares, the Company will thereafter deliver and an Optionee will accept, at the time of purchase of Optioned Shares hereunder, in lieu of the number of Optioned Shares in respect of which the right to purchase is then being exercised, the lesser number of Common Shares as result from the consolidation;

(c) in the event of any change of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder the number of shares of the appropriate class resulting from the said change as an Optionee would have been entitled to receive in respect of the number of Common Shares so purchased had the right to purchase been exercised before such change;

(d) in the event of a capital reorganization, reclassification or change of outstanding equity shares (other than a change in the par value thereof) of the Company, a consolidation, merger or amalgamation of the Company with or into any other company or a sale of the property of the Company as or substantially as an entirety at any time while an Option is in effect, an Optionee will thereafter have the right to purchase and receive, in lieu of the Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option, the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale which the holder of a number of Common Shares equal to the number of Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option would have received as a result thereof. The subdivision or consolidation of Common Shares at any time outstanding (whether with or without par value) will not be deemed to be a capital reorganization or a reclassification of the capital of the Company for the purposes of this §3.12;

(e) an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative;

(f) the Company will not be required to issue fractional shares in satisfaction of its obligations hereunder. Any fractional interest in a Common Share that would, except for the provisions of this §3.12, be deliverable upon the exercise of an Option will be cancelled and not be deliverable by the Company; and

(g) if any questions arise at any time with respect to the Exercise Price or number of Optioned Shares deliverable upon exercise of an Option in any of the events set out in this §3.12, such questions will be conclusively determined by the Company’s auditors, or, if they decline to so act, any other firm of Chartered Accountants, in Vancouver, British Columbia (or in the city of the Company’s principal executive office) that the Company may designate and who will be granted access to all appropriate records and such determination will be binding upon the Company and all Optionees.

Change of Control Event

3.13 If at any time when an Option granted under the Plan remains unexercised with respect to any Common Shares and:

(a) a Person makes an offer to acquire Common Shares that would make the Person an Acquiring Person;

(b) an Acquiring Person makes an offer to acquire Common Shares;

(c) the Company proposes to sell all or substantially all of its assets and undertaking;

(d) the Company proposes to merge, amalgamate or be absorbed by or into any other corporation (save and except for a subsidiary) under any circumstances which involve or may involve or require the liquidation of the Company, a distribution of its assets among its shareholders, or the termination of the corporate existence of the Company;

(e) the Company proposes an arrangement as a result of which a majority of the outstanding Common Shares of the Company would be acquired by a third party; or

(f) any other form of transaction is proposed which the majority of the Board determines is reasonably likely to have similar effect any of the foregoing, (each a “Change of Control Event”),

(g) then, in connection with of any of the foregoing Change of Control Events, the Board may authorize and implement one or more of the following courses of action:

(i) accelerate the vesting of the Option and the time for the fulfilment of any conditions or restrictions on such vesting to a date or time prior to the Effective Time of the Change of Control Event, and any Options not exercised or surrendered by the Effective Time of the Change of Control Event will be deemed to have expired;

(ii) with Board approval, an Optionee may elect to surrender, in whole or in part, the Optionee’s rights under any Option by written notice given to the Company stating that such Optionee wishes to surrender the Optionee’s Option in exchange for the payment by the Company of a cash amount equal to the In The Money Amount; provided that the Board has the sole discretion to consent to or disapprove of the election of the Optionee to receive such consideration pursuant to this §3.13(g)(ii). The Company will elect under subsection 110(1.1) of the Income Tax Act (Canada), in prescribed form, in respect of an Option exercised or surrendered pursuant to this §3.13(g)(ii), that neither the Company, nor any person who does not deal at arm’s length with the Company, will deduct, in computing income for the purposes of the Income Tax Act (Canada), any amount in respect of a payment made to holders of such Option in connection with the exercise or surrender of such Option pursuant to this §3.13(g)(ii); and the Company will provide holders of Options who have exercised or surrendered such Options pursuant to this §3.13(g)(ii) with evidence in writing of the election under subsection 110(1.1) of the Income Tax Act (Canada); and

(iii) that Options granted under this Plan be exchanged for an option to acquire, for the same aggregate exercise price, that number and type of securities as would be distributed to the Optionee in respect of the Common Shares issued to the Optionee had the Optionee fully exercised the Option prior to the Effective Time of the Change of Control Event, provided that any such replacement option must provide that it survives for a period of not less than one year from the Effective Time of the Change of Control Event, regardless of the continuing directorship, officership or employment of the holder.

3.14 For greater certainty, and notwithstanding anything else to the contrary contained in this Plan, the Board will have the power, in its discretion, in any Change of Control Event which may or occur, to make such arrangements as it will deem appropriate for the exercise of outstanding Options including, without limitation, (a) to provide for or enable the conditional exercise of Options; or (b) to modify the terms of this Plan and/or the Options, subject to the prior written approval of the TSX Venture and if the Board exercises such power after having received such approval from the TSX Venture, the Options will be deemed to have been amended to permit the exercise thereof in whole or in part by the Optionee at any time or from time to time as determined by the Board prior to or in conjunction with completion of the Change of Control Event.

ARTICLE 4

COMMITMENT AND EXERCISE PROCEDURES

Option Commitment

4.1 Upon grant of an Option hereunder, an authorized officer of the Company will deliver to the Optionee an Option Commitment detailing the terms of such Options and upon such delivery the Optionee will be subject to the Plan and have the right to purchase the Optioned Shares at the Exercise Price set out therein subject to the terms and conditions hereof, including any additional requirements contemplated with respect to the payment of required withholding taxes on behalf of Optionees.

Manner of Exercise

4.2 An Optionee who wishes to exercise his Option may do so by delivering

(a) a written notice to the Company specifying the number of Optioned Shares being acquired pursuant to the Option; and

(b) a certified cheque, wire transfer or bank draft payable to the Company for the aggregate Exercise Price for the Optioned Shares being acquired, plus any required withholding tax amount subject to §4.3.

Tax Withholding and Procedures

4.3 Notwithstanding anything else contained in this Plan, the Company may, from time to time, implement such procedures and conditions as it determines appropriate with respect to the withholding and remittance of taxes imposed under applicable law, or the funding of related amounts for which liability may arise under such applicable law. Without limiting the generality of the foregoing, an Optionee who wishes to exercise an Option must, in addition to following the procedures set out in§4.2 and elsewhere in this Plan, and as a condition of exercise:

(a) deliver a certified cheque, wire transfer or bank draft payable to the Company for the amount determined by the Company to be the appropriate amount on account of such taxes or related amounts; or

(b) otherwise ensure, in a manner acceptable to the Company (if at all) in its sole and unfettered discretion, that the amount will be securely funded;

and must in all other respects follow any related procedures and conditions imposed by the Company.

Delivery of Optioned Shares and Hold Periods

4.4 As soon as practicable after receipt of the notice of exercise described in §4.2 and payment in full for the Optioned Shares being acquired, the Company will direct its transfer agent to issue to the Optionee the appropriate number of Optioned Shares. If the Exercise Price is below the current market price of the Common Shares on the TSX Venture at the time of grant, or if otherwise required pursuant to TSX Venture Policies, the certificate representing the Optioned Shares or written notice in the case of uncertificated shares will include a legend stipulating that the Optioned Shares issued are subject to a four-month Exchange Hold Period commencing the date of the Option Commitment.

ARTICLE 5

GENERAL

Employment and Services

5.1 Nothing contained in the Plan will confer upon or imply in favour of any Optionee any right with respect to office, employment or provision of services with the Company, or interfere in any way with the right of the Company to lawfully terminate the Optionee’s office, employment or service at any time pursuant to the arrangements pertaining to same. Participation in the Plan by an Optionee is voluntary.

No Representation or Warranty

5.2 The Company makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of the Plan or to the effect of the Income Tax Act (Canada) or any other taxing statute governing the Options or the Common Shares issuable thereunder or the tax consequences to a Service Provider. Compliance with applicable securities laws as to the disclosure and resale obligations of each Participant is the responsibility of each Participant and not the Company.

Interpretation

5.3 The Plan will be governed and construed in accordance with the laws of the Province of British Columbia.

Continuation of Plan

5.4 The Plan will become effective from and after January 30, 2012, and will remain effective provided that the Plan, or any amended version thereof receives Shareholder Approval at each annual general meeting of the holders of Common Shares of the Company subsequent to January 30, 2012.

Amendment of the Plan

5.5 The Board reserves the right, in its absolute discretion, to at any time amend, modify or terminate the Plan with respect to all Common Shares in respect of Options which have not yet been granted hereunder. Any amendment to any provision of the Plan will be subject to any necessary Regulatory Approvals unless the effect of such amendment is intended to reduce (but not to increase) the benefits of this Plan to Service Providers.

SCHEDULE A

SHARE OPTION

PLAN OPTION COMMITMENT

Notice is hereby given that, effective this       day of         ,       (the “Effective Date”) DOLLY VARDEN SILVER CORPORATION (the “Company”) has granted to                    (the “Optionee”), an Option to acquire        Common Shares (“Optioned Shares”) up to 5:00 p.m. Vancouver Time on the        day of           ,       (the “Expiry Date”) at an Exercise Price of Cdn$       per share.

Optioned Shares are to vest immediately.

OR

Optioned Shares will vest [INSERT VESTING SCHEDULE AND TERMS]

The Option shall expire      days after the Optionee ceases to be employed by or provide services to the Company.

The grant of the Option evidenced hereby is made subject to the terms and conditions of the Plan, which are hereby incorporated herein and form part hereof.

To exercise your Option, deliver a written notice specifying the number of Optioned Shares you wish to acquire, together with a certified cheque, wire transfer or bank draft payable to the Company for the aggregate Exercise Price. A certificate or written notice in the case of uncertificated shares for the Optioned Shares so acquired will be issued by the transfer agent as soon as practicable thereafter and may bear a minimum four month non-transferability legend from the date of this Option Commitment, the text of which is as follows. [Note: A Company may grant stock options without a hold period, provided the exercise price of the options is set at or above the market price of the Company’s shares. If a four month hold period is applicable, the following legend must be placed on the certificate or the written notice in the case of uncertificated shares.]

“WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL 12:00 A.M. (MIDNIGHT) ON [insert date 4 months from the date of grant]”.

The Company and the Optionee represent that the Optionee under the terms and conditions of the Plan is a bona fide Service Provider (as defined in the Plan), entitled to receive Options under TSX Venture Policies.

The Optionee also acknowledges and consents to the collection and use of Personal Information (as defined in the Policies of the TSX Venture Exchange) by both the Company and the TSX Venture (or the NEX, as the case may be) as more particularly set out in the Acknowledgement - Personal Information in use by the TSX Venture (or the NEX, as the case may be) on the date of this Option Commitment.

DOLLY VARDEN SILVER CORPORATION

Authorized Signatory

[insert name of optionee]

Signature of Optionee